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                                                                   EXHIBIT 99.1

(BW) (CA-GFI-ENERGY-VENTURES) CHEROKEE INTERNATIONAL ACQUIRES MITRA POWER AND MAS OF BELGIUM

Business Editors

TUSTIN, Calif. & Wavre, Belgium-(BUSINESS WIRE)-June 19, 2000-

Transaction Brings Together the Leading U.S. And European Power Supply Companies Serving the Rapidly Growing Telecom and Computer Power Market

    Cherokee International LLC announced today the completion of the acquisition of Industrial and Telecommunication Systems, comprising of Mitra Power Systems and its sister entity, Mechanical and Automation Systems (MAS) and subsequently to be named Cherokee Europe.

    The acquisition substantially expands Cherokee's European presence and strengthens its capabilities in the rapidly growing telecommunications system market. Terms of the transaction were not disclosed.

    Mitra Power Systems is one of Europe's leading designers and manufacturers of sophisticated, custom-designed power supplies for original equipment manufacturers (OEMs) of telecommunications systems, Internet infrastructure, and medical and industrial applications. Mitra is a world leader in embedded power supplies for cellular networks. Products include rectifiers for outdoor base stations for PCN networks and central exchange telecom systems, DC/DC converters for wireless base stations, and energy systems used to power fiber optic networks.

    The company was formed in 1998 following the spin-off from the Philips Electronics Division. Mitra is based in Wavre, Belgium, with additional operations in France, Germany, the Netherlands, and Sweden. Mitra's manufacturing and design operations are fully ISO 9000 and 14001 and BABT compliant. The company has received several awards for responsiveness and customer overall satisfaction from leading European telecommunications companies.

    Also based in Wavre, Belgium, MAS specializes in the development and manufacture of custom, integrated mechanical and enclosure solutions, electro-mechanical assemblies, and general precision machining. Products include supply racks for signal generators used for railway traffic control and customized packing and enclosures for power supplies systems. MAS is fully ISO 9000 and 14001 compliant and also AQAP 110 certified.

    Formed in 1978, Cherokee International is a leading U.S. designer and manufacturer of a broad range of custom power supplies for OEM's in the telecom, networking, computing, and other electronic equipment industries. Cherokee is based in Tustin, Calif. and maintains sophisticated


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and highly automated manufacturing plants in Tustin and Irvine, Calif.,
Guadalajara, Mexico, and Bombay, India. All facilities are ISO 9000 compliant.

    "We are especially delighted by the opportunity to expand Cherokee's base into Europe where Mitra has a dominant position in the telecom power supply industry," said Pat Patel, Cherokee's founder and CEO. "The two companies have very similar cultures and complement each other extremely well. Together, we will offer our customers expanded geographic reach, enhanced engineering design capabilities, more competitive pricing, and improved flexibility for more rapid and responsive new product design and global delivery."

    "Cherokee is one of the leading U.S. suppliers, and we are one of the leading European suppliers," and Marcel Miller, general manager of Mitra. "Our customers require suppliers that understand local technical and market differences but also have the scale and geographic reach to design and deliver world-class, quality products quickly, dependably, and economically. The combination with Cherokee enhances both companies' ability to meet these increasingly demanding, but welcome, customer expectations."

    Marcel Miller will be promoted to general manager of Cherokee Europe. He joined Philips, Mitra's predecessor, as a design engineer in 1978 and held the positions of director of engineering and then director of sales and marketing before being named general manager of Mitra.

    All of the major shareholders of Cherokee International invested in this transaction as did the OCM/GFI Power Opportunities Fund, a $454 million private equity fund that invests exclusively in successful companies in the power industry. The Fund is co-managed by GFI Energy Ventures LLC and Oaktree Capital Management LLC, a $15 billion investment company based in Los Angeles. GFI, Oaktree, and RIT Capital (the London-based, publicly-traded investment trust chaired by Lord Rothschild) have been substantial investors in Cherokee since the company was recapitalized in May 1999. GFI principal Ian Schapiro commented: "The Mitra/MAS transaction furthers our investment strategy of supporting successful and innovative companies positioned to meet the challenging requirements of an increasingly competitive power market. We are delighted to build on our Cherokee investment by helping to bring about this strategically powerful combination."

    -30-ts/sd*

    CONTACT:      Cherokee International
                  Van Holland, 714/544-6665
                  or
                  Mitra Power Systems
                  Marcel Miller, 32-10-438-518
                  or
                  GFI Energy Ventures LLC
                  Ian Schapiro, 310/442-0542

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